News Release

Pioneer Natural Resources Reports First Quarter 2023 Financial and Operating Results

Dallas, Texas, April 26, 2023 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter ended March 31, 2023. Pioneer reported first quarter net income attributable to common stockholders of $1.2 billion, or $5.00 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the first quarter was $1.3 billion, or $5.21 per diluted share. Cash flow from operating activities for the first quarter was $2.3 billion.

Highlights

•First quarter oil production averaged 361 thousand barrels of oil per day (MBOPD), near the top end of guidance

•First quarter total production averaged 680 thousand barrels of oil equivalent per day (MBOEPD), near the top end of guidance

•Generated strong first quarter free cash flow1 of $948 million

•Declared a quarterly base-plus-variable dividend of $3.34 per share to be paid in June 2023, reflecting a 14% increase to the base dividend component

•Repurchased $500 million of shares during the first quarter (2.4 million shares)

•Refreshed share repurchase program with a new $4 billion authorization, replacing the prior program

Chief Executive Officer Scott D. Sheffield stated, "Pioneer reported an outstanding first quarter, achieving strong production growth and returning significant capital to shareholders. Our continued focus on efficient operations and the development of our best-in-class, high-return assets delivered production near the top end of guidance and generated approximately $950 million of free cash flow1. This free cash flow, coupled with our strong balance sheet, supported $1.3 billion of shareholder returns through our second quarter base-plus-variable dividend of $3.34 per share and $500 million of opportunistic first quarter share repurchases.

"Consistent with Pioneer's commitment to maintain a strong and growing base dividend, we increased the base dividend by 14%. Additionally, we refreshed our share repurchase program with a new $4 billion authorization. These enhancements and our refined return of capital framework, which returns at least 75% of free cash flow1, demonstrate our commitment to returning significant capital to our shareholders while continuing to improve the long-term financial strength of the Company. Under this framework, we expect to return approximately 40% of our current market capitalization over the next five years assuming an $80 West Texas Intermediate oil price2.

"Pioneer's strong operational results and unmatched high-return, contiguous acreage position supports our top-tier margins and positions Pioneer to continue to deliver significant value to our shareholders."
Financial Highlights
Pioneer maintains a strong balance sheet, with unrestricted cash on hand as of March 31, 2023 of $1.2 billion and net debt of $4.7 billion. The Company had $3.2 billion of liquidity as of March 31, 2023, comprised of $1.2 billion of cash and a $2.0 billion unsecured credit facility (undrawn as of March 31, 2023).
Cash flow from operating activities during the first quarter was $2.3 billion, leading to free cash flow1 of $948 million.
During the first quarter, the Company’s total capital expenditures3 totaled $1.2 billion.
For the second quarter of 2023, the Company's Board of Directors (Board) has declared a quarterly base-plus-variable dividend of $3.34 per share, comprised of a $1.25 base dividend and a $2.09 variable dividend. This represents a total annualized dividend yield of 6%4. The base dividend component includes a 14% increase, representing the sixth consecutive year that Pioneer has increased the base dividend5.
In addition to a strong dividend payout, the Company continues to execute opportunistic share repurchases. During the first quarter, the Company repurchased $500 million of common stock at an average share price of $206. The Board also authorized a new $4 billion common stock repurchase program. This new authorization replaces the existing $4 billion common stock repurchase program, which had $1.9 billion remaining at the time of the new authorization.

In conjunction with Pioneer's base dividend increase and new share repurchase authorization, the Company has refined its capital return framework commencing with second quarter free cash flow1. Under the modified framework, Pioneer expects to return at least 75% of quarterly free cash flow1 to shareholders, through a combination of base-plus-variable dividends5 and opportunistic share repurchases. Capital returns after paying the base dividend from the 75% of quarterly free cash flow will be allocated to variable dividends and opportunistic share repurchases. The remaining quarterly free cash flow1, of approximately 25%, will be directed to the balance sheet. This modified framework continues to be peer-leading, returning significant capital to shareholders, while also providing the Company with increased financial flexibility and additional balance sheet strength.

Financial Results
For the first quarter of 2023, the average realized price for oil was $75.15 per barrel. The average realized price for natural gas liquids (NGLs) was $27.30 per barrel, and the average realized price for gas was $3.79 per thousand cubic feet. These prices exclude the effects of derivatives.
Production costs, including taxes, averaged $10.82 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $10.84 per BOE. Exploration and abandonment expense was $15 million. General and administrative (G&A) expense was $84 million. Interest expense was $28 million. The net cash flow impact related to purchases and sales of oil and gas, including firm transportation, was a loss of $54 million. Other expense was $41 million, or $30 million excluding unusual items.
Current income tax expense was $225 million. The Company paid its estimated first quarter cash tax payment in April 2023 based on the Safe Harbor provision. The Company's effective tax rate was 22% for the quarter.

Operations Update

Pioneer's continued focus on operational excellence in the Midland Basin enabled the Company to place 128 horizontal wells on production during the first quarter of 2023.

Pioneer's large and contiguous acreage position provides the opportunity to drive further operational enhancements. The development of wells with lateral lengths in excess of 15,000 feet provides significant capital savings on a per foot basis and generates returns that are on average 20% higher than a 10,000-foot lateral well. The Company is expanding the development of 15,000 foot laterals and expects to place more than 100 of these wells on production in 2023.
Additionally, Pioneer has delivered significant cost and efficiency improvements from the utilization of simulfrac completions and localized sand mines. The Company added a third simulfrac fleet in the first quarter of 2023 and expects a second localized sand mine to commence operations during the second quarter. Consistent with the Company’s commitment to sustainable operations, Pioneer expects 100% of its completions fleets to be either electric or dual-fuel powered by the second half of 2023.
Extended laterals, utilization of simulfrac fleets, localized sand and the transition of completions fleets from diesel-only fuel are a few examples of the many continuous improvement efforts that the Company's operational teams continue to generate.
2023 Outlook
The Company expects its 2023 drilling, completions, facilities and water infrastructure capital budget3 to range between $4.45 to $4.75 billion. Additionally, the Company expects its capital budget for exploration, environmental and other capital to range between $150 million to $200 million, principally related to drilling four Barnett/Woodford formation wells in the Midland Basin, additional testing of the Company’s enhanced oil recovery (EOR) project and adding electric power infrastructure for future drilling, completions and production operations. Pioneer expects its capital program to be fully funded from 2023 cash flow6, which is projected to be approximately $9 billion.
During 2023, the Company plans to operate an average of 24 to 26 horizontal drilling rigs in the Midland Basin, including a three-rig average program in the southern Midland Basin joint venture area. The 2023 capital program is expected to place 500 to 530 wells on production. Pioneer expects 2023 oil production of 357 to 372 MBOPD and total production of 670 to 700 MBOEPD.
Second Quarter 2023 Guidance
Second quarter 2023 oil production is forecasted to average between 357 to 372 MBOPD and total production is expected to average between 674 to 702 MBOEPD. Production costs are expected to average $11.00 per BOE to $12.50 per BOE. DD&A expense is expected to average $10.50 per BOE to $12.00 per BOE. Total exploration and abandonment expense is forecasted to be $10 million to $20 million. G&A expense is expected to be $78 million to $88 million. Interest expense is expected to be $39 million to $44 million. Other expense is forecasted to be $20 million to $40 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be a loss of $30 million to a loss of $70 million, based on forward oil price estimates for the quarter.
The Company’s effective income tax rate is expected to be between 22% to 27%, with current income tax provision for the quarter expected to be $200 million to $275 million, representing estimated federal and state taxes based on forecasted 2023 taxable income. The Company expects its cash tax rate for the full-year 2023 to approximate a mid-to-high teens percentage of book income.

Environmental, Social & Governance (ESG)
Pioneer views sustainability as a multidisciplinary effort that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.
During 2022, Pioneer continued to advance the Company’s leading ESG strategy. Highlights from 2022 include partnering with NextEra Energy Resources to develop a 140-megawatt wind generation facility on Pioneer owned surface acreage and joining the Oil and Gas Methane Partnership (OGMP) 2.0 initiative, which is considered the gold standard on methane emission measurement and reporting for the upstream energy industry. Additionally, Pioneer's continued progress on its ESG initiatives led to an increase to an
ESG “A” rating from MSCI.
For more details, see Pioneer’s 2022 Sustainability Report and 2022 Climate Risk Report at www.pxd.com/sustainability.
Earnings Conference Call

On Thursday, April 27, 2023, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended March 31, 2023, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com

Select "Investors," then "Quarterly Results" to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (888) 886-7786 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. An audio only replay will be available via telephone through May 27, 2023. To access the audio replay, dial (877) 674-7070 and enter passcode 839868#.
About Pioneer
Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.
Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of the Company are subject to a number of risks and uncertainties that may cause the Company's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices; product supply and demand; the impact of armed conflict (including the war in Ukraine) and political instability on economic activity and oil and gas supply and demand; competition; the ability to obtain drilling, environmental and other permits and the timing thereof; the effect of future regulatory or legislative actions on Pioneer or the industry in which it operates, including potential changes to tax laws; the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms; potential liability resulting from pending or future litigation; the costs, including the potential impact of cost increases due to inflation and supply chain disruptions, and results of development and operating activities; the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity, oil and gas demand, and global and U.S. supply chains; the risk of new restrictions with respect to development activities, including potential changes to regulations resulting in limitations on the Company's ability to dispose of produced water; availability of equipment, services, resources and personnel required to perform the Company's development and operating activities; access to and availability of transportation, processing, fractionation, refining, storage and export facilities; Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled; the Company's ability to achieve its emissions reductions, flaring and other ESG goals; access to and cost of capital; the financial strength of (i) counterparties to Pioneer's credit facility and derivative contracts, (ii) issuers of Pioneer's investment securities and (iii) purchasers of Pioneer's oil, NGL and gas production and downstream sales of purchased commodities; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying forecasts, including forecasts of production, operating cash flow, well costs, capital expenditures, rates of return, expenses, and cash flow from downstream purchases and sales of oil and gas, net of firm transportation commitments; tax rates; quality of technical data; environmental and weather risks, including the possible impacts of climate change on the Company's operations and demand for its products; cybersecurity risks; the risks associated with the ownership and operation of the Company's water services business and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the United States Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. The Company undertakes no duty to publicly update these statements except as required by law.

Footnote 1: Free cash flow is a non-GAAP financial measure. As used by the Company, free cash flow is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures3. See the supplemental schedules for a reconciliation of first quarter 2023 free cash flow to the comparable GAAP number. Forecasted free cash flow numbers are non-GAAP financial measures. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.
Footnote 2: Represents the Company's expected cumulative return of capital over the 5-year period 2023-2027 based on Pioneer’s internal financial model and the Company’s stock price as of April 17, 2023.
Footnote 3: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology, corporate facilities and vehicles.
Footnote 4: Calculated by dividing the Company’s annualized second quarter 2023 total dividend per share by the Company's closing stock price on April 17, 2023.
Footnote 5: Future dividends, whether base or variable, are authorized and determined by the Company's Board in its sole discretion. Decisions regarding the payment of dividends are subject to a number of considerations at the time, including without limitation the Company's liquidity and capital resources, the Company's results of operations and anticipated future results of operations, the level of cash reserves the Company maintains to fund future capital expenditures or other needs, and other factors that the Board deems relevant. The Company can provide no assurance that dividends will be authorized or declared in the future or the amount of any future dividends. Any future variable dividends, if declared and paid, will by their nature fluctuate based on the Company’s free cash flow and share repurchases, which will depend on a number of factors beyond the Company’s control, including commodity prices and the Company’s stock price.
Footnote 6: Forecasted cash flow is a non-GAAP financial measure. The 2023 estimated cash flow number represents January through December 2023 forecasted operating cash flow (before working capital changes) based on strip pricing and internal forecasts of 2023 production. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.
Note: Estimates of future results, including cash flow and free cash flow, are based on the Company’s internal financial model prepared by management and used to assist in the management of its business. Pioneer’s financial models are not prepared with a view to public disclosure or compliance with GAAP, any guidelines of the United States Securities and Exchange Commission or any other body. The financial models reflect numerous assumptions, in addition to those noted in this news release, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult, if not impossible to predict, and many are beyond Pioneer’s control. Accordingly, there can be no assurance that the assumptions made by management in preparing the financial models will prove accurate. It is expected that there will be differences between actual and estimated or modeled results, and actual results may be materially greater or less than those contained in the Company’s financial models.

Pioneer Natural Resources Company Contacts:
Investors
Greg Wright - 972-969-1770
Chris Leypoldt - 972-969-5834

Media and Public Affairs
Christina Voss - 972-969-5706

PIONEER NATURAL RESOURCES COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,192	$1,032
Accounts receivable, net	1,392	1,853
Income taxes receivable	164	164
Inventories	487	424
Investment in affiliate	119	172
Other	117	81
Total current assets	3,471	3,726
Oil and gas properties, using the successful efforts method of accounting	45,710	44,473
Accumulated depletion, depreciation and amortization	(15,492)	(14,843)
Total oil and gas properties, net	30,218	29,630
Other property and equipment, net	1,640	1,658
Operating lease right-of-use assets	367	340
Goodwill	242	243
Other assets	171	143
	$36,109	$35,740

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,346	$2,637
Interest payable	17	33
Income taxes payable	287	63
Current portion of long-term debt	814	779
Derivatives	78	44
Operating leases	138	125
Other	255	206
Total current liabilities	3,935	3,887
Long-term debt	5,094	4,125
Derivatives	98	96
Deferred income taxes	3,984	3,867
Operating leases	252	236
Other liabilities	908	988
Equity	21,838	22,541
	$36,109	$35,740

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended March 31,
	2023	2022
Revenues and other income:
Oil and gas	$3,166	$3,930
Sales of purchased commodities	1,431	2,217
Interest and other income (loss), net	(37)	126
Derivative loss, net	(44)	(135)
Gain on disposition of assets, net	25	34
	4,541	6,172
Costs and expenses:
Oil and gas production	455	416
Production and ad valorem taxes	208	224
Depletion, depreciation and amortization	664	614
Purchased commodities	1,485	2,152
Exploration and abandonments	15	14
General and administrative	84	73
Accretion of discount on asset retirement obligations	4	4
Interest	28	37
Other	41	77
	2,984	3,611
Income before income taxes	1,557	2,561
Income tax provision	(335)	(552)
Net income attributable to common stockholders	$1,222	$2,009

Net income per share attributable to common stockholders:
Basic	$5.19	$8.25
Diluted	$5.00	$7.85

Weighted average shares outstanding:
Basic	235	243
Diluted	244	256

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$1,222	$2,009
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	664	614
Exploration expenses	—	5
Deferred income taxes	110	532
Gain on disposition of assets, net	(25)	(34)
Loss on early extinguishment of debt	—	47
Accretion of discount on asset retirement obligations	4	4
Interest expense	3	3
Derivative-related activity	36	67
Amortization of stock-based compensation	23	19
Investment valuation adjustments	53	(114)
Other	51	27
Changes in operating assets and liabilities:
Accounts receivable	461	(697)
Income taxes receivable	—	1
Inventories	(63)	(126)
Other assets	(63)	(1)
Accounts payable	(380)	178
Interest payable	(16)	(30)
Income taxes payable	225	17
Other liabilities	9	60
Net cash provided by operating activities	2,314	2,581
Net cash used in investing activities	(1,204)	(1,310)
Net cash used in financing activities	(950)	(2,761)
Net increase (decrease) in cash, cash equivalents and restricted cash	160	(1,490)
Cash, cash equivalents and restricted cash, beginning of period	1,032	3,884
Cash, cash equivalents and restricted cash, end of period	$1,192	$2,394

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended March 31,
	2023	2022
Average Daily Sales Volumes:
Oil (Bbls)	361,316	355,270
Natural gas liquids ("NGLs") (Bbls)	167,486	152,929
Gas (Mcf)	909,831	777,343
Total (BOE)	680,440	637,756

Average Prices:
Oil per Bbl	$75.15	$94.60
NGLs per Bbl	$27.30	$41.37
Gas per Mcf	$3.79	$4.81
Total per BOE	$51.69	$68.48

	Three Months Ended March 31,
	2023	2022
Margin Data ($ per BOE):
Average price	$51.69	$68.48
Production costs	(7.43)	(7.24)
Production and ad valorem taxes	(3.39)	(3.90)
	$40.87	$57.34

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions, except per share data)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally accepted accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common stockholders, the Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) plus the after-tax interest expense associated with the Company's convertible senior notes that are assumed to be converted into shares (iv) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income attributable to common stockholders is reconciled to basic and diluted net income attributable to common stockholders as follows:

	Three Months Ended March 31,
	2023	2022
Net income attributable to common stockholders	$1,222	$2,009
Participating share-based earnings	(3)	(5)
Basic net income attributable to common stockholders	1,219	2,004
Adjustment to after-tax interest expense to reflect the dilutive impact attributable to convertible senior notes	1	1
Diluted net income attributable to common stockholders	$1,220	$2,005

Basic weighted average shares outstanding	235	243
Convertible senior notes dilution	9	13
Diluted weighted average shares outstanding	244	256

Net income per share attributable to common stockholders:
Basic	$5.19	$8.25
Diluted	$5.00	$7.85

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended March 31,
	2023	2022
Net income	$1,222	$2,009
Depletion, depreciation and amortization	664	614
Exploration and abandonments	15	14
Accretion of discount on asset retirement obligations	4	4
Interest expense	28	37
Income tax provision	335	552
Gain on disposition of assets, net	(25)	(34)
Loss on early extinguishment of debt	—	47
Derivative-related activity	36	67
Amortization of stock-based compensation	23	19
Investment valuation adjustments	53	(114)
Other	51	27
EBITDAX (a)	2,406	3,242
Cash interest expense	(25)	(34)
Current income tax provision	(225)	(20)
Discretionary cash flow (b)	2,156	3,188
Cash exploration expense	(15)	(9)
Changes in operating assets and liabilities	173	(598)
Net cash provided by operating activities	$2,314	$2,581
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain or loss on the disposition of assets; net gain or loss on early extinguishment of debt; noncash derivative-related activity; noncash amortization of stock-based compensation; noncash valuation adjustments on investment in affiliate and short-term investments; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and unusual items are presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments, including (i) the Company's equity investment in ProPetro Holding Corp. ("ProPetro") and (ii) the Company's derivative positions, and unusual items is as follows:

		Three Months Ended March 31, 2023
	Ref	After-tax Amounts	Per Diluted Share
		(in millions)
Net income attributable to common stockholders		$1,222	$5.00
Noncash MTM adjustments:
ProPetro investment loss ($53 million pretax)		41	0.17
Derivative loss, net ($36 million pretax)		28	0.11
Adjusted income excluding noncash MTM adjustments		1,291	5.28
Unusual items:
Impairment of long-lived assets ($11 million pretax)	(a)	8	0.03
Net gain on settlement of convertible debt conversion option derivatives ($7 million pretax)	(b)	(5)	(0.02)
Gain on disposition of assets, net ($24 million pretax)	(c)	(19)	(0.08)
Adjusted income excluding noncash MTM adjustments and unusual items		$1,275	$5.21
_____________________
(a)Represents impairment expense to adjust the carrying values of two unoccupied field offices to their pending sales prices.
(b)Represents a realized net derivative gain on settled convertible debt conversion options.
(c)Represents gains on nonmonetary transactions in which the Company exchanged ownership interests in certain developed and undeveloped properties in the Midland Basin with unaffiliated third parties.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities, less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company's ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

Three Months Ended March 31, 2023
(in millions)
Net cash provided by operating activities	$2,314
Changes in operating assets and liabilities	(173)
Less: Capital expenditures (a)	(1,193)
Free cash flow	$948
_____________________
(a)Capital expenditures are calculated as follows:

Three Months Ended March 31, 2023
(in millions)
Costs incurred	$1,382
Excluded items (a)	(197)
Other property, plant and equipment capital (b)	8
Capital expenditures	$1,193
______________________
(a)Comprised of proved and unproved acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs.
(b)Includes other property, plant and equipment additions related to water and electric power infrastructure.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Derivative Positions as of March 31, 2023

Commodity derivatives. As of March 31, 2023, the Company's outstanding commodity derivative contracts include 3,000 barrels of oil per day of Brent basis swaps for January 2024 through December 2024. The basis swap contracts fix the basis differential between the West Texas Intermediate ("WTI") index price (the price at which the Company buys Midland Basin oil for transport to the Gulf Coast) and the Brent index price (the price at which a portion of the Midland Basin purchased oil is sold in the Gulf Coast market) at a weighted average differential of $4.33.
Marketing derivatives. The Company's marketing derivatives reflect long-term marketing contracts whereby the Company agreed to purchase and simultaneously sell, at an oil terminal in Midland, Texas, (i) 50 thousand barrels of oil per day beginning January 1, 2021 and ending December 31, 2026, (ii) 40 thousand barrels of oil per day beginning May 1, 2022 and ending April 30, 2027 and (iii) 30 thousand barrels of oil per day beginning August 1, 2022 and ending July 31, 2027.
The price the Company pays to purchase the oil volumes under the purchase contracts is based on a Midland WTI price and the price the Company receives for the oil volumes sold is a weighted average sales price that a non-affiliated counterparty receives for selling oil through a Gulf Coast storage and export facility at prices that are highly correlated with Brent oil prices during the same month of the purchase. Based on the form of the long-term marketing contracts, the Company accounts for the contracts as derivative instruments not designated as hedges.
Conversion option derivatives. In May 2020, the Company issued $1.3 billion principal amount of convertible senior notes due 2025 (the "Convertible Notes"). Certain holders of the Convertible Notes exercised their conversion option during the three months ended March 31, 2023. Per the terms of the notes indenture, the Company elected to settle the conversions in cash, with settlement occurring 25 trading days from the notice of conversion (the "Settlement Period"). The Company's election to settle an exercised conversion option in cash results in a forward contract during the Settlement Period that is accounted for as a derivative instrument not designated as a hedge. As of March 31, 2023, $65 million of the principal amount of the Company's Convertible Notes remained in the Settlement Period.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain (Loss), Net

Three Months Ended March 31, 2023
(in millions)
Noncash changes in fair value:
Marketing derivative loss	$(36)

Cash payments on settled derivative instruments:
Marketing derivative payments	(15)
Convertible debt conversion option derivative receipts, net	7
Total cash payments on settled derivative instruments, net	(8)
Total derivative loss, net	$(44)